[e-mail]

From: Debra Happe [dhappe@bioForcenano.com]
Sent: Monday, June 18, 2007 2:06 PM
To: Debra Happe
Subject: RedChip Initiates Research On BioForce Nanosciences Holdings, Inc.

RedChip Visibility, a division of RedChip Companies, Inc. announced on June 12th that it has initiated research on BioForce Nanosciences Holdings, Inc. (OTC BB:BFNH.OB - News) Nancy Hull, MBA, RedChip Research Analyst, wrote in the report:

``Pressured by recent sales of shares by investors under SEC Rule 144, BioForce Nanosciences Holdings, Inc. (BFNH.OB) shares are now trading at 82% below their 52-week high of $5.00 set just three months ago. We believe the current weakness in share price offers a compelling investment opportunity for those seeking exposure to micro-cap nanotechnology equities. We expect the Company to deliver more than 500% revenue growth in FY 2007 while simultaneously expanding gross margin by approximately 14%. These strengthening financial results should serve to validate the commercial viability of the Company’s nanotechnology platform and ease any lingering investor concerns over recent selling pressure on the shares. Our twelve month price target of $1.79 (nearly 100% above current levels) affords BFNH a P/S multiple of 5.0x our FY 2008 revenue estimate of $8.6 million, inline with a basket of comparable nanotech peers.’’

To receive a complimentary copy of the initial RedChip Visibility research report for BFNH, please visit: http://www.redchip.com/visibility/about.asp?page=requestBFNH_initial or reply to this email and a PDF can be emailed to you.

Have a great day,
Deb

********************************
Debra Happe
BioForce Nanosciences, Inc.
Director of Communications
1615 Golden Aspen Drive
Ames, IA 50010
dhappe@bioforcenano.com
515-233-8333, ext. 123

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